UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2009

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota		55344-3720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Annual Incentive Compensation

On March 9, 2009, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Alliant Techsystems Inc. (“ATK”) approved the performance goals for the annual incentive program for the fiscal year ending March 31, 2010 under ATK’s Executive Officer Incentive Plan.

For corporate executive officers, the Committee kept two of the three performance measures that it established for the previous fiscal year — fully diluted earnings per share (EPS) and sales — but replaced “free cash flow” (defined to be cash provided from operations less capital expenditures plus asset sales) with return on invested capital (ROIC).  The Committee maintained the weighting of EPS at 50% and sales at 25%, and assigned a weighting to ROIC of 25%.

For executive officers who are presidents of ATK’s business groups, the Committee set the same performance goals as for the previous fiscal year: 30% based on ATK’s EPS and 70% based on the business group’s performance.  Again, the three specific financial metrics established for assessing business-group performance are earnings before interest and taxes (EBIT), sales and free cash flow, all weighted substantially equally.

Long-Term Incentive Compensation

On March 9, 2009, the Committee also approved the long-term incentive award performance goals for the fiscal year 2010-2012 performance period.  The Committee added a new performance measure of total stockholder return (TSR) relative to ATK’s aerospace and defense industry peer group, with a weighting of 30%.  The Committee also retained the previous year’s performance measures of EPS, sales and ROIC with a collective weighting of 70% of the total long-term incentive payout, reduced from 100% of the total payout as a result of adding the new relative TSR metric.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: March 10, 2009	By:	/s/ KEITH D. ROSS
Keith D. Ross Senior Vice President, General Counsel and Secretary